Mark Webb, Legal Branch Chief
United States Securities and Exchange Commission
Washington, D.C. 20549

25 October 2010

Dear Mr. Webb

ABN AMRO Holding N.V.
Form 20-F for the fiscal year ended December 31, 2009, Filed March 26, 2010
File No. 001-14624

Thank you for your letter which unfortunately only reached us on 21 October 2010.

We are carefully considering your comments and expect to be able to provide you with our response by the end of November.

Yours sincerely,

/s/ Pieter van der Harst
Pieter van der Harst
Chief Financial Officer